Exhibit 10.49

EMPLOYMENT AGREEMENT

Current Sales/ R&D and Key Employees

In consideration of the promises hereinafter contained, CryoLife, Inc., a Florida corporation (“we,” “our” and “us”) and David Gale (“you”) hereby agree as of this 12th day of December, 2013 to the following:

1. Employment. We hereby employ you and you hereby accept employment on the terms and conditions set forth below.

2. Extent of Services. During your employment, you agree to devote your full and exclusive time and attention to your employment duties and not to engage in any other business activity which conflicts or competes with our business or which reduces your effectiveness in performing your duties under this Agreement unless you have first obtained our prior written consent.

3. Benefits and Absences. You are entitled to all benefits offered by us for which you meet the eligibility requirements. You are subject to and must comply with all of our policies and procedures, including those created hereafter and those obligations concerning absences due to disability, sick leave, and other absences, described in the current benefit summary schedule, and as may from time to time be revised hereafter.

4. Term and Termination. Your employment is at all times an at will relationship and shall not be interpreted to guarantee or promise employment for any length of time. Both you and we shall have the right to terminate with or without cause the employment under this Agreement. However, if one party to this Agreement terminates the employment, the other party may at his option effect the separation immediately. This Agreement shall automatically terminate in the event of your death. Such automatic termination shall discharge both parties hereto from any and all further liability or responsibility to the other under this Agreement.

5. Right to Change Duties. We reserve the right to change the nature and scope of your duties and responsibilities, and to adjust your compensation as deemed appropriate.

6. Secrecy and Noncompetition. Your employment and continued employment with us is conditioned upon your signing our Secrecy and Noncompete Agreement whose terms and agreements you agree to be bound by. You agree that under no condition will any breach or infraction of this Agreement be assertable as a defense to any action or responsibility incurred by you under the Secrecy and Noncompete Agreement.

7. Your Warranties. You represent and warrant that you are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect your ability to obtain employment with us, to enter into this Agreement, or to perform any obligations hereunder, including without limitation any contract, agreement or understanding containing teens and provisions similar in any manner to those contained in this Agreement. You further represent and warrant that you will not utilize or disclose any trade secrets or proprietary information of others to us and that the only secrecy, nondisclosure, nonsolicitation and/or noncompetition agreements you have with others are identified on the attached exhibit.

8. Moving Expense/Sign-On Bonus. If we paid you a sign-on bonus or paid for certain moving expenses to facilitate your relocation to the location of your employment with us, we reserve the right to withhold the total amount of these expenses from any monies due to you if you terminate your employment from CryoLife, Inc. or are terminated by us for cause within 12 months from your first day of work at the Company. These expenses include any sign-on bonuses paid and/or charges associated with the moving and storage of your personal belongings. By your signature below, you hereby assent to such withholding.

9. Company Issued Equipment. You are responsible for the proper care of company property issued to you during your employment, such as Cell Phone, Laptop, Printer, Books, corporate credit card, product samples and kits, etc. By your signature below, you hereby authorize us to make deductions consistent with federal and state laws from any cash compensation that may be due to you, up to and including the total amount for any cost of company-issued items that are damaged or not returned to us upon termination, pursuant to the our payroll deduction form, which you hereby agree to execute.

10. Miscellaneous. This Agreement supersedes any former agreement relating generally to the subject matter hereof. This Agreement may not be changed or terminated orally and no change, termination or attempted waiver of the provisions hereof shall be binding unless in writing and signed by the parties against whom the same is sought to be enforced; provided, however, that the compensation paid to you hereunder may be changed at any time by us without in any way affecting any other terms or conditions of this Agreement which in all other respects shall remain in force and effect. This Agreement shall be governed by the laws of the State of Georgia, without regard to any otherwise applicable conflict of law rules.

11. Severability. The covenants, provisions, and paragraphs of this Agreement will be severable, and in the event any term, condition or portion of this Agreement is held to be unlawful or unenforceable, the remaining terms, conditions or portions thereof will remain in full force and effect. This Agreement will be construed in such case as if the unlawful or unenforceable -Willi, condition or portion had never been contained in this Agreement.

12. Waiver. The failure by us to object to any conduct or violation of any of the covenants made by you under this Agreement will not be deemed a waiver by us of any rights or remedies we may have under this Agreement.

13. Other Employee Agreements. You represent that, as exceptions to Section 7 above, you have a secrecy, nondisclosure, nonsolicitation or noncompete agreement with the following companies and will promptly provide us with a copy (if none, state “None”):

None

Company Name(s)

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

CRYOLIFE, INC.

By:	Marion Schoenberg

Its:	Director of Human Resources

EMPLOYEE

/s/ David Gale